Exhibit 3.2
AMENDMENT TO TRUST AGREEMENT
AMENDMENT (THE “AMENDMENT”) TO THE TRUST AGREEMENT DATED NOVEMBER 18th, 1998 (THE “TRUST AGREEMENT”), EXECUTED BY INVERSIONES Y TÉCNICAS AEROPORTUARIAS, S.A. DE C.V. (THE “STRATEGIC PARTNER”) AS SETTLOR-BENEFICIARY, GRUPO AEROPORTUARIO DEL SURESTE, S.A. DE C.V. (THE “CONTROLLING COMPANY”), AS SECONDARY BENEFICIARY AND BANCO NACIONAL DE COMERCIO EXTERIOR, S.N.C., DIVISIÓN FIDUCIARIA (THE “TRUSTEE”), AS TRUSTEE, ENTERED INTO BY THE STRATEGIC PARTNER, REPRESENTED BY FEDERICO CHÁVEZ PEÓN MIJARES, THE TRUSTEE, REPRESENTED BY CARLOS FLORES SALINAS AND THE CONTROLLING COMPANY, REPRESENTED BY CLAUDIO GÓNGORA MORALES, PURSUANT TO THE FOLLOWING DEFINITIONS, PRECEDENTS, RECITALS AND CLAUSES.
DEFINITIONS
     The terms defined in the Trust Agreement and in the Participation Agreement and the exhibits thereto, executed on December 18th, 1998 (the “Participation Agreement”), by the companies that integrate the Grupo Aeroportuario (Airport Group), the Strategic Partner and the Owners of the Strategic Partner, among other parties, will have the same meaning in this Amendment, unless otherwise defined hereunder.
PRECEDENTS
1.	On December 18th, 1998, the Settlor-Beneficiary and the Owners of the Settlor-Beneficiary executed with the Federal Government, Nafin and Grupo Aeroportuario a Participation Agreement under which they established certain rights and obligations, relative to the participation of the former in the management of the Assigned Airports, including the obligation to execute the Trust Agreement.

2.	On December 18th, 1998, the Trust Agreement referred to in the preamble of this Amendment was executed, in compliance with the provisions of the Participation Agreement.

3.	In terms of Section 13.2 of the Trust Agreement, the Strategic Partner and Controlling Company intend to modify such Trust Agreement with respect to the manner in which the trustee must vote the Voting Shares at the Shareholders’ Meetings of the Controlling Company, in connection with the distribution of dividends and reductions to the capital stock of such Controlling Company.

RECITALS
I.	The Strategic Partner, through its representative, states and represents that:
1.	It is a business entity duly incorporated in accordance with the laws of the United Mexican States, as evidenced under notarized instrument number 63,899 dated November 16th, 1998, issued by Mr. Armando Gálvez Pérez Aragón, Notary Public No. 103 of the Federal District, whose first original was registered in the Public Registry of Commerce under commercial folio number 242,982.

2.	It acknowledges to have executed the Participation Agreement and the Trust Agreement on December 18th, 1998.

3.	It acknowledges its intent to amend the Trust Agreement, in terms of the provisions under Section 13.2 of the Trust Agreement, with respect to the manner in which the Trustee must vote the Shares under Trust at the Shareholders’ Meetings of the Controlling Company, in connection with the distribution of dividends and reductions to the capital stock of the Controlling Company.

4.	By the execution of this Amendment it approves, in terms of Section 13.2 of the Trust Agreement, the amendments hereby made to the Trust Agreement.

5.	The execution of this Amendment does not contradict or violate any provision or clause contained in the Trust Agreement or in the Participation Agreement, and that it has complied with all the requirements and obtained all the necessary authorizations, permits and consents in order to make this Amendment and the obligations set forth hereunder valid and enforceable.

6.	Its representative is duly authorized to execute this Amendment in on its behalf, as evidenced by notarized instrument number 55,438, dated May 31st, 2004, issued by Mr. Jorge Fernando Caraza Pinto, Notary Public number 36 of the Federal District and registered in the Public Registry of Commerce under commercial folio number 242,982.

7.	Its shareholder, Mr. Fernando Gerardo Chico Pardo, intends to carry out, through an entity wholly Controlled by him, a public offering of simultaneous acquisition, both in the United Mexican States and in the United States of America, of up to 42.65% plus one of the shares that represent the capital stock of the Controlling Company (the “Public Offering”).
II.	The Controlling Company through its representative states and represents that:
1.	It is a business entity duly incorporated in accordance with the laws of the United Mexican States, as evidenced under notarized instrument number 44,125, dated April 1st, 1998, issued by Mr. Emiliano Zubiría Maqueo, Notary Public No. 25 of the Federal District, whose first original was registered on April 30th, 1998 in the

Public Registry of Commerce of the Federal District under commercial folio number 237,658.
2.	It acknowledges to have executed the Participation Agreement and the Trust Agreement on December 18th, 1998.

3.	By the execution of this Amendment it approves, in terms of Section 13.2 of the Trust Agreement, the amendments hereby made to the Trust Agreement.

4.	The execution of this Amendment does not contradict or violate any provision or clause contained in the Trust Agreement or in the Participation Agreement, and that it has complied with all requirements and obtained all the necessary authorizations, permits and consents in order to make this Amendment and the obligations set forth hereunder valid and enforceable.

5.	Its legal representative is duly authorized to execute this Amendment, as evidenced by notarized instrument number 52,487, issued on May 10th, 1999, by Mr. Luis de Angoitia Becerra, Notary Public No. 109 of the Federal District, whose first original was registered on July 8th, 1999 in the Public Registry of Commerce of the Federal District, under commercial folio number 237658.
III.	The Trustee through its representative states and represents that:
1.	In terms of its Internal Organization Law, it is authorized to carry out fiduciary transactions, in accordance with its bylaws and the Credit Institutions Law.

2.	It appears to the execution of this Amendment for the purpose of understanding the scope of its duties as Trustee under the Trust Agreement.

3.	It is aware of the intention of the Strategic Partner and the Controlling Company to amend the Trust Agreement, in terms of the provisions under Section 13.2 of the Trust Agreement, with respect to the manner in which the Trustee must vote the Shares under Trust at the Shareholders’ Meetings of the Controlling Company, in connection with the distribution of dividends and reductions to the capital stock of such Controlling Company.

4.	By the execution of this Amendment it complies with the provisions of Section 13.2 of the Trust Agreement.

5.	Its Trustee Delegate is duly authorized to execute this Amendment on its behalf, as evidenced under notarized instrument number 32,541, issued on January 14th, 1997, by Mr. Maximino García Cueto Notary Public No. 14 of the Federal District, which is duly registered in the Public Registry of Commerce of the Federal District.
With basis on the foregoing recitals, the parties hereto agree to amend the Trust Agreement in the terms set forth under the following:

CLAUSES
ONE. In terms of Section 13.2 of the Trust Agreement, and for the purpose of determining the manner in which the Trustee must vote the Voting Shares at the Shareholders’ Meetings of the Controlling Company, that discuss distribution of dividends and reductions to the capital stock of such Controlling Company, the parties agree to amend Section 2.2 (c) of the Trust Agreement, in the terms set forth below:
“(c) that the Trustee exercises, on its own or through a designated representative, the right to vote with respect to the Voting Shares at any shareholders’ meeting of the Controlling Company, as well as any other corporate rights that correspond to the Voting Shares, pursuant to the prior written instructions it receives from the Settlor-Beneficiary for such purpose, in accordance with Section 5.2 of this Agreement, or, otherwise, exercises such right to vote by signing unanimous written consents of the Controlling Company’s shareholders in the manner that the Settlor-Beneficiary instructs.

If however, matters relative to capital stock reductions, distribution of dividends, amortization of shares or any other form of distribution to the shareholders of the Controlling Company are discussed during the Shareholders’ Meetings of the Controlling Company, the Trustee must always vote the Voting Shares in block and in the same way in which the majority of the series B shares into which the capital stock of the Controlling Company is divided, are voted at such Meetings, or otherwise, by signing unanimous written consents of the shareholders of the Controlling Company;”
TWO. The parties agree that the amendments to the Trust Agreement established under this Amendment, will be subject to the condition that the Public Offering indicated under recital I) paragraph 7) hereof, has been carried out successfully under the terms and subject to the conditions provided in the Public Offering documents (or such conditions have been waived).
THREE. Except for the amendments to the Trust Agreement provided under this Amendment, the Trust Agreement is hereby ratified in all its terms; therefore, the provisions of the Trust Agreement that were not amended by virtue of this Amendment, will maintain the same force and effect with which such were drafted in the Trust Agreement. The parties acknowledge that the amendments set forth under this Amendment do not constitute a novation of the Trust Agreement.
FOUR. In terms of paragraph d) of Exhibit 1 of the Trust Agreement, el Trustee will have the right to receive from the Strategic Partner the amount of $40,000.00 M.N. (forty thousand pesos 00/100 national currency), plus VAT, payable upon the execution of this Amendment.
FIVE. This Amendment will be governed by and interpreted in accordance with the federal laws of the United Mexican States and the parties expressly and irrevocably submit to the jurisdiction of the competent courts of Mexico City, Federal District, United Mexican

States, expressly waiving any other jurisdiction they could be entitled to by reason of their current or future domiciles or for any other cause.
In accordance with the foregoing and understanding the validity and legal scope of this Amendment, the parties sign it in agreement on May 15th, 2007.
[SIGNATURE PAGES FOLLOW]
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

Amendment to the Trust Agreement dated May 15th, 2007
Grupo Aeroportuario del Sureste, S.A.B. de C.V.
/s/ Claudio Góngora Morales

By: Claudio Góngora Morales
Position: Legal Representative

Amendment to the Trust Agreement dated May 15th, 2007
Inversiones y Técnicas Aeroportuarias, S.A. de C.V.
/s/ Federico Chavez Peón Mijares

By: Federico Chavez Peón Mijares
Position: Legal Representative

Amendment to the Trust Agreement dated May 15th, 2007
Banco Nacional de Comercio
Exterior, S.N.C.,
in its capacity as trustee of the trust agreement entered into on December 18th, 1998, with the Strategic Partner and the Controlling Company
/s/ Carlos Flores Salinas

By: Carlos Flores Salinas
Position: Trustee Delegate